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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                       (AMENDMENT NO. _________________)*

                           Display Technologies Inc.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                                     Common
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                   25469V102
                        --------------------------------
                                 (CUSIP NUMBER)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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----------------------                               ---------------------------
 CUSIP NO. 254669V102                13G              PAGE _____ of _____ PAGES
----------------------                               ---------------------------


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1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                Driehaus Capital Management, Inc.

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2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a)   [ ]

                                                                (b)   [ ]

--------------------------------------------------------------------------------
3  SEC USE ONLY



--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION


                ILLINOIS, U.S.A.
--------------------------------------------------------------------------------
                        5  SOLE VOTING POWER


                              74,152
   NUMBER OF
    SHARES            ----------------------------------------------------------
  BENEFICIALLY          6  SHARED VOTING POWER
    OWNED BY
      EACH                     0
   REPORTING
    PERSON            ----------------------------------------------------------
     WITH               7  SOLE DISPOSITIVE POWER


                             377,900

                      ----------------------------------------------------------
                        8  SHARED DISPOSITIVE POWER


                               0

--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                377,900

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10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                7.07%

--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*


                IA

--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

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Driehaus Capital Management, Inc.
SCHEDULE 13G


Item 1.               (a)  Name of Issuer:  Display Technologies Inc.

                      (b)  Issuer's Principal Executive Offices:

                           5029 Edgewater Dr
                           Orlando, Florida  32810

Item 2.               (a)  Person Filing - Driehaus Capital Management, Inc.

                      (b)  Address - 25 East Erie Street
                                       Chicago, IL 60611

                      (c)  Citizenship - U.S.A.

                      (d)  Title of Class of Securities - Common

                      (e)  CUSIP Number - 25469V102

Item 3.               (e)  Investment Adviser Registered under section 203 of
                           the Investment Advisers Act of 1940.


Item 4.               (a)  Amount Beneficially Owned - 377,900

                      (b)  Percent of Class -  7.07%

                      (c)  Number of shares as to which reporting person has:
                           (i)   Sole voting power              74,152
                           (ii)  Shared voting power               0
                           (iii) Sole dispositive power        377,900
                           (iv)  Shared dispositive power          0


Item 5.               Not Applicable


Item 6.               The reporting person, Driehaus Capital Management,
                      Inc., manages accounts for numerous clients on a fully discretionary basis. Securities held in these clients' accounts are included in this report to reflect the fact that the reporting person may have voting power or dispositive power. To the best of the reporting person's knowledge, none of the clients whose securities are included in this report have an ownership interest in the subject class of securities which exceeds five percent of the class.



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Driehaus Capital Management, Inc.
SCHEDULE 13G


Item 7.               Not Applicable


Item 8.               Not Applicable


Item 9.               Not Applicable


Item 10.              Certification


         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       February 8, 1999
                                       ----------------------------------------
                                                        Date


                                       /s/ Mary H. Weiss
                                       ----------------------------------------
                                                     Signature


                                       Mary H. Weiss, Vice President
                                       ----------------------------------------
                                                     Name/Title




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